EXHIBIT 10.22


April 16, 2001

Mr. Joe McGarr
1575 Broadland Lane
Lake Forest, IL  60045

Dear Joe:

It is my pleasure to formally offer you the position as Senior Vice President - Chief Financial Officer reporting to me. This position is located in the Elmira, New York headquarters office.

Below, I have outlined the major terms and conditions of this offer for your new position based on a start date as soon as possible.

SALARY AND BONUSES
------------------

Your base salary will be $410,000 per year payable by World Kitchen on a
semi-monthly basis.   In addition, you are eligible for a perquisite allowance
of $35,000.

You will also be eligible for a pro-rated target incentive award of 70% in addition to your base salary for the 2001 plan year. Measures for payout in the plan are based on the Company achieving set financial (EBITDA and cash flow) goals as well as your individual achievement of mutually established objectives.

STOCK OPTIONS - EQUITY OWNERSHIP
--------------------------------

You are eligible to participate in the equity ownership program of World Kitchen. You will be recommended to the Board to be offered a $400,000 opportunity at $2.00 per share. Bank financing will be made available. You will also be recommended to receive three options per share purchased with an option strike price of $ 3.50 per option (600,000 options). More complete details will be provided to you pending the current plan refinement activity.

PENSION PLAN
------------

You are eligible to participate in the company pension plan.

SEVERANCE
---------

You are eligible for one year of severance at base pay if the position is eliminated for reasons other than cause you will receive 12 months of salary continuation that includes medical, dental and life insurance (assuming you continue your contribution level).

RELOCATION
----------

As part of this offer, and if you are moving more than 50 miles, World Kitchen will extend to you a relocation package. Highlights of this program include provisions that deal with the moving of your family and household goods and an incidental moving allowance in the amount of $2,000 (tax protected).

Please complete the form on the last page of the included relocation policy overview and return to Kristi Ryan, Manager, Recruiting at: P.O. Box 617963; Chicago, IL 60661-7963 to initiate your relocation assistance. Once completed and returned, you may call Linda Wood at Re/Max Relocation International at
(800) 442-3501 for more information.


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INVESTMENT PLAN
---------------

World Kitchen benefits include a Savings 401(k) Plan that enables you to invest a portion of your eligible compensation in a combination of pre and post tax contributions, subject to limitations imposed by the IRS. Should you currently have balances in a tax qualified 401(k) plan with your employer, it may be possible to rollover such balances into the Savings Plan by contacting The Benefits Connection, our Benefits information service, once you have started your employment with World Kitchen.

OTHER BENEFITS
--------------

World Kitchen has a comprehensive benefits program including health and dental coverage, short and long-term disability and life insurance protections. These benefits and others are more fully described in the enclosed benefits summary.

VACATION & HOLIDAYS
-------------------

The Elmira, New York office will observe 12 holidays in 2001. In addition, you will be eligible for a minimum of 3 weeks of vacation.

OTHER
-----

This offer of employment is contingent upon completion of a satisfactory background check, your passing a pre-employment screening, at World Kitchen's expense, which includes a test for drugs, and providing visible proof of identity as a United States Citizen or the right of lawful employment in the United States. We ask that you complete and sign the enclosed release and authorization forms. Insert all four pages into the enclosed envelope, print your name on the front of the envelope, seal and mail as soon as possible.

After reviewing the contents of this letter, please indicate your agreement by signing both copies of the letter and returning one copy to my attention. Please contact me, or Craig Saline, if you have any questions.

Joe, I am excited about your joining World Kitchen and I believe you will make a tremendous contribution to the continued growth and success of our new company.

I look forward to working with you.

Very truly yours,



Steven G. Lamb
President and CEO

ACCEPTED BY:


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Applicant Name                              Date



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